FIRST GUARANTY BANCSHARES ENTERS INTO A DEFINITIVE AGREEMENT TO ACQUIRE FIRST COMMUNITY HOLDING COMPANY

     HAMMOND, LOUISIANA, November 9, 2007 — First Guaranty Bancshares, Inc., parent company of First Guaranty Bank, and First Community Holding Company, parent company of First Community Bank, jointly announced today that they had entered into a definitive agreement under which First Community Holding Company will be acquired for approximately $19 million in cash.

     Under the terms of the agreement, First Guaranty Bancshares will acquire all of the issued and outstanding shares of common stock of First Community Holding Company for the cash purchase price of $34.06 per share.  In addition, each outstanding and unexercised option to acquire a share of common stock of First Community Holding Company will be converted into the right to receive cash in an amount equal to $26.04.  The transaction has been approved by the boards of directors of First Guaranty Bancshares and First Community Holding Company.  The acquisition is subject to customary conditions, including the approval of the shareholders of First Community Holding Company and the approval of certain financial institution regulatory authorities.

     Michael R. Sharp, President and Chief Executive Officer of First Guaranty Bancshares and First Guaranty Bank commented, “We are delighted to have the opportunity to associate with First Community Holding Company and improve our market opportunity. This acquisition will expand our presence into St. Tammany Parish, which is one of the fastest growing parishes in the state, and will strengthen our number one ranking in terms of having the largest deposit base in Hammond, Louisiana. First Guaranty Bank welcomes current First Community Bank customers to our corporate family. ” Mr. Sharp went on to mention, “This merger will enhance our position along the attractive and dominant west to east I-10/I-12 corridor. This southern component of Louisiana is a major contributor to our State’s economic engine. First Community’s operations in
Mandeville complements our southeastern presence.”

 Reggie R. Harper, President and Chief Executive Officer of First Community Bank added, “We are pleased to join with First Guaranty Bank.  Our customers can look forward to the combined 20 locations throughout Louisiana and utilizing the additional products and services that First Guaranty Bank offers.  In addition, this transaction provides our shareholders with a significant premium over the book value of our stock. We believe the merger is in the best interests of our shareholders and our customers.”

     The aggregate purchase price to be paid in the acquisition represents 2.55 times First Community Holding Company’s fully diluted book value at September 30, 2007.  At September 30, 2007, First Community Holding Company had $145.6 million in total assets, $123.1 million in total loans, $121.3 million in total deposits and $7.3 million in shareholders’ equity.

   First Community Bank, based in Hammond Louisiana, was founded in 2000 and has two banking offices, located in Hammond and Mandeville, Louisiana.  First Community Holding Company was formed in 2003, in conjunction with First Community Bank’s conversion to a bank holding company structure.

     First Guaranty Bank was founded in 1934 and has 18 banking offices located throughout Louisiana.  At September 30, 2007, First Guaranty Bank had $821.9 million in total assets, $580.6 million in total loans, $704.4 million in total deposits and $72.8 million in shareholders’ equity.

     It is anticipated that the transaction will be consummated on or before March 31, 2008.  The combined financial institution will serve the Florida Parishes with locations in Mandeville, Hammond (3), Ponchatoula (3), Independence, Amite, Kentwood, Denham Springs and Walker, Louisiana.  In addition, other branch locations include two in southwest Louisiana, located in Abbeville and Jennings, and six in North Louisiana, located in Benton, Dubach, Haynesville, Homer, Oil City and Vivian, for a total of 20 branch locations.

     “We are pleased that both First Guaranty Bank and First Community Bank share a common goal of serving our customers, our stockholders, our employees and our community as we continue to build an exceptional community bank offering competitive products and great customer service,” said Mr. Sharp.

     Under the agreement, Reggie R. Harper and Cordell H. White will become senior officers and part of the First Guaranty Bank senior management team.  Carl R. Schneider, a director of First Community Holding Company will become a director of First Guaranty Bank.

     Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. acted as legal counsel to First Guaranty Bancshares.  National Capital Corporation, Baton Rouge, Louisiana, served as financial adviser to First Community Holding Company and Hunton & Williams, LLP, was First Community’s legal counsel.

     Certain statements contained in this release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the parties to be materially different from any future results, performance or achievements of the parties expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the satisfaction of all conditions to the merger, including receipt of required regulatory approvals and the approval of the merger by First Community Holding Company’s shareholders and other factors referenced in this release.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.  The parties disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact for First Guaranty Bank:
Michael R. Sharp, President and CEO at 985-375-0348 or
Michele E. LoBianco, SVP and CFO at 985-375-0459

Contact for First Community Bank:
Reggie Harper, President and CEO at 985-902-9934